Exhibit 3.1

istar Inc.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter (the “Charter”) of iStar Inc., a Maryland corporation (the “Corporation”), is hereby amended to provide that, upon the Effective Time (as defined below), every 0.16 shares of Common Stock, par value $0.001 per share, of the Corporation which were issued and outstanding immediately prior to the Effective Time shall be changed into one issued and outstanding share of Common Stock, par value $0.00016 per share, of the Corporation.

SECOND: The amendment to the Charter as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-309(e) of the Maryland General Corporation Law.

THIRD: There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH: These Articles of Amendment shall become effective at 12:03 a.m., Eastern Time, on March 31, 2023 (the “Effective Time”).

FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Financial Officer and attested to by its General Counsel, Corporate and Secretary on this 30th day of March, 2023.

ATTEST:		ISTAR INC.

/s/ Geoffrey M. Dugan		By:	/s/ Brett Asnas	(SEAL)
Name:	Geoffrey M. Dugan	Name:	Brett Asnas
Title:	General Counsel, Corporate and Secretary	Title:	Chief Financial Officer

[Signature Page – iStar Inc. Charter Amendment]